COMMERCIAL LOAN AGREEMENT

TIDS LOAN AGREEMENT (referred to herein as “Agreement”) is made as of February 10, 2023, by and between VICTORYBASE NYl, LLC, a Texas limited liability company authorized to do business in New York State, with an address of 500 Reserve Street, Suite 190, Southlake, Texas 76092 (referred to herein as “Borrower”), THOMAS PAQUIN, with an address of 1812 Firenze Street, Keller, Texas 76262, VICTORYBASE HOLDINGS LLC, a Texas limited liability company, with an address of 500 Reserve Street, Suite 190, Southlake, Texas 76092, CORRY J. LAWLER, with an address of206 Ambrose Street, Sackets Harbor, New York 13685 and LAWLER REALTY LLC, a New York State limited liability company, with an address of 206 Ambrose Street, Sackets Harbor, New York 13685 (referred to herein jointly and severally as “Guarantor”) with WATERTOWN SAVJNGS BANK, a New York savings bank, with an office located at 111 Clinton Street, Watertown, NY 13601 (referred to herein as “Lender”).

RECITALS

Borrower has applied to Lender for a loan (referred to herein as “Loan”) in the aggregate amount of $5,915,000.00 for the purposes set forth herein. Borrower enters into this Agreement to establish the terms and conditions pursuant to which Lender makes the Loan and to confirm and ratify the terms and conditions set forth in that certain Loan Commitment Letter dated August 3, 2022, amended on November 29, 2022, amended on December 23, 2022, and amended on February 6, 2023 (referred to herein as the “Loan Commitment Letter”).

NOW THEREFORE, in consideration of the covenants, representations, warranties and agreement contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower hereby covenants and agrees as follows:

Section 1.                   DEFINED TERMS.

If used in this Agreement the following terms have the following meaning:

1.1     “Absolute Assignment of Leases and Rents” means that certain Absolute Assignment of Leases and Rents substantially in the form set forth in Exhibit 6, with appropriate insertions, to be executed by Borrower and delivered to lender at the Closing of the Loan, by which Borrower grants Lender the rights set forth therein to secure full payment of the Loan and complete performance of this Agreement.

1.2      “Borrower” means VictoryBase NYl, LLC.

1.3      “Closing” means the date on which the instruments described herein are executed and delivered and part or all of the loan proceeds are distributed to Borrower.

1.4      “Consolidated Note” means that certain modified and consolidated promissory note substantially in the form set forth in Exhibit 3, with appropriate insertions, to be executed by Borrower and delivered to Lender pursuant to §4 of this Agreement at the Closing of the Loan; and all amendments, modifications and extensions thereof.

1.5       “Event of Default” has the meaning set forth in §9.

1.6       “Existing Mortgage” means that certain mortgage made or assumed by Borrower in favor of Lender as follows:

Mortgage made by JEFFERSON COUNTY INDUSTRIAL DEVELOMENT AGENCY and LAWLER REALTY LLC to WATERTOWN SAVINGS BANK dated June 7, 2013 and recorded in the Jefferson County Clerk’s Office on June 7, 2013, as Instrument No. 2013- 8115, in the principal amount of$2,900,000.00.

1.7       “Financial Statements” means any and all operating statements dealing with the financial condition of Borrower, including but not limited to balance sheets, income statements, and cash flow statements relating to the operation of the business located at the premises described in the Mortgage.

1.8      “Guarantor” means jointly and severally Thomas Paquin, VictoryBase Holdings LLC, Corry J. Lawler and Lawler Realty LLC.

1.9       “Guaranty” means that unlimited guaranty of the payment and performance of the Loan made and delivered by Thomas Paquin, VictoryBase Holdings LLC, Corry J. Lawler and Lawler Realty LLC substantially in the form set forth in Exhibit 8.

1.10     “Hazard Insurance” means insurance coverage against loss for the real and personal property used as collateral for the Loan. The policy(s) must name Watertown Savings Bank, its successors or assigns as mortgagee and loss payee.

1.11    “Lender” means WATERTOWN SAVINGS BANK, a savings bank organized and existing under the laws of the State of New York with an office located at 111 Clinton Street, Watertown, New York 13601.

1.12    “Liability Insurance” means general public liability insurance coverage for the real property used as collateral for the Loan as reasonably required by Lender.

1.13    “Loan” means the past, current and future extensions of credit made by Lender to Borrower in the aggregate amount of $5,915,000.00 pursuant to the terms of this Agreement.

1.14    “Loan Commitment Letter” means the loan commitment letter dated August 3, 2022, amended on November 29, 2022, amended on December 23, 2022, and amended on February 6, 2023, true and complete copies of which are attached hereto as Exhibit 1.

1.15    “Loan Papers” means: (a) this Agreement and the Loan Commitment Letter; (b) any and all promissory notes, guaranties, mortgages, security agreements, assignments, modification agreements and any other instruments, documents, applications, written representations, and agreements executed and/or delivered pursuant to the tenns of this Agreement and relating directly or indirectly to the Loan; and (c) any and all future amendments, renewals, extensions, or supplements to any of the foregoing.

1.16    “Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement” means that certain mortgage modification agreement in substantially the same form as Exhibit 5, and with appropriate insertions, to be executed by Borrower and delivered to Lender at the Closing of the Loan, representing a valid first position security lien on the premises set forth therein. The Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement is sometimes referred to herein as the “Consolidated Mortgage”.

1.17     “New Mortgage” means that certain Mortgage substantially in the form set forth in Exhibit 4, with appropriate insertions, to be executed by Borrower and delivered to Lender at the Closing of the Loan, by which Borrower grants Lender a new mortgage in and to the premises described therein to secure partial payment of the Loan and partial performance of this Agreement, to be consolidated with the Existing Mortgage to create a single first lien security interest in the premises described therein; and all further amendments, modifications and extensions thereof.

1.18     “New Note” means that certain promissory note substantially in the form set forth in Exhibit 2, with appropriate insertions, to be executed by Borrower and delivered to Lender pursuant to §4 of this Agreement at the Closing of the Loan; and all amendments, modifications and extensions thereof.

1.19     “Security Agreement” means that certain security agreement substantially in the form set forth in Exhibit 7, with appropriate insertions, to be executed by Borrower and delivered to Lender at the closing of the Loan, by which Borrower grants Lender a first lien security interest in and to the assets of Borrower as set forth therein to secure full payment of the Loan and complete performance of this Agreement.

Section 2.                   PURPOSE OF THE LOAN.

2.1      Borrower warrants that the Loan made by Lender pursuant to the terms of this Agreement is to be used solely for commercial or business purposes as outlined in the Loan Papers, and to purchase real property located at Pike Road, Lot 15, Village of Sackets Harbor, Town of Hounsfield, Jefferson County, State of New York, known as tax map no. 81.77-1-27.5.

Section 3.                  COMMITMENT OF LENDER.

3.1       Lender agrees to make the Loan to Borrower pursuant to the terms of this Agreement and the Loan Commitment Letter which is hereby incorporated by reference as if fully set forth herein.

Section 4.                  TERMS OF THE LOAN.

4.1      The Loan shall be evidenced by the existing note given in conjunction with the Existing Mortgage, the New Note substantially in the form set forth as Exhibit 2, and the Consolidated Note substantially in the fonn set forth as Exhibit 3, with appropriate insertions, made payable to the order of Watertown Savings Bank, made and delivered at Closing by Borrower.

Section 5.                   SECURITY FOR THE LOAN.

5 ..1     To secure full payment and complete performance of the obligations of the Borrower under this Agreement or any of the Loan Papers, Borrower shall execute and deliver at Closing the New Mortgage set forth as Exhibit 4, and the Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement set forth as Exhibit 5, with appropriate insertions granting Lender a first position mortgage lien in and to the premises of the Borrower as set forth in the New Mortgage and Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement.

5.2       To secure full payment and complete performance of the obligations of the Borrower under this Agreement or any of the Loan Papers, Borrower shall execute and deliver at Closing the Security Agreement set forth as Exhibit 7, with appropriate insertions and related Financing Statements granting Lender a first lien security interest in and to the assets of Borrower as described therein.

5.3       To secure full payment and complete performance of the obligations of the Borrower under this Agreement or any of the Loan Papers, Borrower shall execute and deliver at Closing the Absolute Assignment of Leases and Rents set forth as Exhibit 6, with appropriate insertions and related Financing Statements.

5.4       To secure full payment and complete performance of the obligations of the Borrower under this Agreement or any of the Loan Papers, Guarantor shall execute and deliver at closing the Guaranty or Guaranties set forth as Exhibit 8.

5.5       To secure full payment and complete performance of the obligations of the Borrower under this Agreement or any of the Loan Papers, Borrower shall cause a reasonably acceptable insurance carrier to deliver evidence of reasonably acceptable Hazard Insurance coverage and Liability Insurance coverage at Closing.

5.6       In addition to, and not as a limitation of, all rights of offset that Lender may have under applicable law, upon the occurrence of an Event of Default, without notice to Borrower or Guarantor, Lender shall have the right to appropriate and apply to the payment of the Consolidated Note any and all balances, credits, deposits, accounts, or moneys of Borrower and/or Guarantor then and thereafter with the Lender.

Section 6.                BORROWER’S AND GUARANTOR’S WARRANTIES.

To induce Lender to make the Loan, Borrower and Guarantor warrant to Lender that:

6.1       Borrower is duly formed under the laws of the State of Texas and existing in good standing under the laws of the State of New York.

6.2      The execution and delivery of this Agreement, the borrowing under this Agreement, the execution and delivery of the New Note, Consolidated Note, the New Mortgage, the Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement, the Absolute Assignment of Leases and Rents, the Security Agreement and the Guaranty, and the performance by Borrower and Guarantor of the Borrower’s obligations and the Guarantor’s obligations under this Agreement and the Loan Papers are within the Borrower’s and Guarantor’s powers, have been duly authorized and all necessary action taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with any provision of law, articles of organization, by-laws or any agreement binding upon the Borrower or the Guarantor.

6.3       This Agreement, the New Note, the Consolidated Note, the New Mortgage, the Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement, the Absolute Assignment of Leases and Rents, the Security Agreement and the Guaranty, when duly executed and delivered will be, legal, valid and binding obligations of the Borrower and the Guarantor enforceable against the Borrower and the Guarantor in accordance with their respective terms.

6.4       The Borrower’s and the Guarantor’s Financial Statements, if any, which have been furnished to the Lender accurately present the financial condition of Borrower and the Guarantor and the results of Borrower’s or Guarantor’s operations for the applicable periods, and since the date of the Financial Statements, if any, there has been no material adverse change in Borrower’s or Guarantor’s financial condition or operations.

6.5      No litigation, including, without limitation, arbitration proceedings or governmental proceedings, are pending or threatened against the Borrower or the Guarantor that would, if adversely determined, materially and adversely affect the financial condition or continued operations of the Borrower or the Guarantor. The Borrower and the Guarantor do not have any material contingent liabilities not provided for or disclosed in the Financial Statements.

6.6       The Borrower has incurred no indebtedness or obligation under leases which encumber the premises described in the Consolidated Mortgage except for current leases and none of the assets of the Borrower used as security for the Loan are subject to any mortgage, pledge, lien, encumbrance, or security interest except as set forth herein.

6.7       The representations and warranties of the Borrower contained in the Existing Mortgage, the New Mortgage, the Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement, the Absolute Assignment of Leases and Rents and the Security Agreement are hereby confirmed and incorporated in this Agreement by reference. The premises described in the Consolidated Mortgage are in compliance with all applicable subdivision and other land use laws or regulations.

6.8      Borrower has duly complied with, and Borrower’s business, operations, assets, equipment, property, leaseholds or other facilities, including but not limited to the premises described in the Consolidated Mortgage, are in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. As of the execution of this Agreement, there has been no release or threatened release of oil or hazardous materials (including, without limitation, asbestos and polychlorinated biphenyls), hazardous substances or hazardous wastes or any other contaminant or pollutant at, on, to, into, or from the premises described in the Consolidated Mortgage and that no federal, state or local agency or authority has issued any claim, notification, order or violation or instituted any action, suit, or proceeding concerning oil or hazardous materials, hazardous substances or hazardous wastes or any other contaminant or pollutant with respect to the premises described in the Consolidated Mortgage or with respect to the release of such oil or hazardous materials, hazardous substances or hazardous wastes or any other contaminant or pollutant on any adjoining property. The Borrower is not aware of any condition or occurrence which could give rise to any such claim, notification, order, violation, action, suit, or proceeding.

6.9      No consent or approval is needed from any governmental agency for the transfer of the premises described in the Consolidated Mortgage under any environmental law, code, ordinance, rule or regulation.

6.10     Borrower has been issued and will maintain all required federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions, (ii) discharges to surface or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous), or (vi) other environmental, health or safety matters.

6.11     Borrower has received no notice of, and neither knows of nor suspects, facts which might constitute any violations of any federal, state or local environmental, health or safety laws, codes or ordinances and any rules or regulations promulgated thereunder with respect to Borrower’s business, operations, assets, equipment, property, leaseholds or other facilities, including but not limited to the premises described in the Consolidated Mortgage.

6.12     Except in accordance with a valid governmental permit license, certificate or approval, there has been no emission, spill, release or discharge into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or groundwater, or (iv) the sewer, septic system or waste treatment, storage.or disposal system servicing the premises described in the Consolidated Mortgage, of any toxic or hazardous substances or wastes at or from the premises described in the Consolidated Mortgage; and accordingly the premises described in the Consolidated Mortgage are free of all toxic or hazardous substances or wastes.

6.13    There has been no complaint, order, directive, claim, citation or notice by any governmental authority or any person or entity with respect to (i) air emissions, (ii) spills, releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises described in the Consolidated Mortgage, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or waste or (vi) other enviromnental, health or safety matters affecting Borrower or Borrower’s business, operations, assets, equipment, property, leaseholds, or other facilities, including but not limited to the premises described in the Consolidated Mortgage. There are no agreements, consent orders, decrees, judgments, licenses or permit conditions, or other directives of government which relate to the future use of the premises described in the Consolidated Mortgage or require any change in the present conditions of the premises described in the Consolidated Mortgage, nor is the premises described in the Consolidated Mortgage listed or proposed to be listed on either the federal National Priorities List or the New York State Inactive Hazardous Waste Disposal Site Registry.

6.14    Borrower has no indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, clean-up or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation or liability with respect to any current regulation, law or statute regarding such storage, treatment, clean-up or disposal). There is no adverse condition impairing, or which with notice or the passage of time or both would impair, the value of the premises described in the Consolidated Mortgage, and Borrower has no reason to believe any such condition exists relating to any toxic or hazardous substances or wastes. There are no electrical transformers, capacitors, or other equipment, items or articles on or at the premises described in the Consolidated Mortgage which contain polychlorinated biphenyls.

6.15    Borrower shall, unless Lender shall otherwise consent in writing: (a) be and remain in compliance with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations issued thereunder; (b) notify Lender immediately of any notice of a hazardous discharge or enviromnental complaint received from any governmental agency or any other party; (c) notify Lender immediately of any hazardous discharge from or affecting its premises, including but not limited to the premises described in the Consolidated Mortgage; (d) immediately contain and remove the same, in compliance with all applicable laws; (e) promptly pay any fine or penalty assessed in connection therewith, except as contested in good faith and by appropriate proceedings; (f) permit Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence and records pertaining thereto; and (g) at Lender’s request, and at the Borrower’s expense, provide a report of a qualified enviromnental engineer, satisfactory in scope, form, and content to the Lender, and such other and further assurances reasonably satisfactory to Lender that the condition has been corrected.

6.16     The Borrower and the Guarantor hereby agree to defend, indemnify, and hold Lender harmless from and against any and all claims, damages, judgments, penalties, costs and expenses (including without limitation by way of specification, the costs associated with administrative and judicial proceedings, engineering, consulting and attorneys’ fees and court costs) arising directly or indirectly from the activities of Borrower, Borrower’s predecessors in interest, or third parties with whom Borrower has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health or safety law, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive any termination of this Agreement.

Section 7.                   BORROWER’S AND GUARANTOR’S COVENANTS.

Until full payment and complete performance of all obligations of Borrower under this Agreement, unless Borrower receives prior written approval of a deviation from Lender, Borrower and Guarantor covenant and agree with Lender that:

7.1      Borrower will promptly and fully perform all obligations imposed in connection with the Loan or under any of the Loan Papers and refrain from doing any act or acts that would violate any warranty, covenant or condition contained in any of the Loan Papers.

7.2     Borrower will promptly notify Lender of: (a) the existence and status of any litigation, arbitration proceedings, or governmental proceeding, that would, if adversely determined, materially and adversely affect the financial condition or continued operations of Borrower; and (b) any material adverse change in any material fact or circumstance represented or warranted by Borrower to Lender in any of the Loan Papers.

7.3      Borrower will not directly or indirectly consolidate or merge with any other person or entity, nor will Borrower assign or transfer, or attempt to do so, any of its rights, powers, duties, or obligations under the Loan or under any of the Loan Papers.

7.4      Borrower will maintain the Borrower’s good standing under the applicable laws of the State of New York and will remain duly qualified and in good standing, authorized to do business in each jurisdiction where such qualification is required because of the nature of the Borrower’s activities or properties.

7.5      Borrower will not, except in the ordinary course of Borrower’s business, sell, transfer, convey, lease, or otherwise dispose of any of the assets used as security for the Loan.

7.6      Borrower and Guarantor will promptly deliver to Lender such Financial Statements or other information as Lender may reasonably request from time to time. The Financial Statements must meet the AICPA standards for a review. Lender reserves the right to require that the Financial Statements meet the AICPA standards for audited financial statements and that they be prepared by a Certified Public Accountant. In connection with the covenants contained in this paragraph, the Borrower and Guarantor agree to: (a) maintain complete and accurate books and records; (b) permit access by Lender to the books and records of Borrower and Guarantor; and (c) permit Lender to inspect the properties and operations of Borrower.

Not limiting the foregoing, Borrower and Guarantor agree to provide Federal tax returns to Lender on an annual basis and Guarantor agrees to provide personal financial statements to Lender every 18 months during the term of the Loan.

7.7      Borrower will not create or permit any mortgage, pledge, lien, encumbrance, lease or security interest to encumber or otherwise to affect any assets used as security for the Loan, other than the liens created in connection with the Loan and as set forth in this Agreement.

7.8      Borrower will pay or cause to be paid all taxes, assessments, and other liabilities when due, except as contested in good faith and by appropriate proceedings.

7.9      Borrower will maintain whatever insurance is required by law and any other insurance, to such an extent and against such hazards and liabilities, as is customarily maintained by companies or businesses similarly situated. Borrower will keep in force Hazard Insurance, showing Lender as an additional loss payee, covering the premises encumbered by the Consolidated Mortgage and the collateral identified in the Security Agreement, in an amount of coverage for the real property not less than the amount of the Mortgage and for the collateral identified in the Security Agreement not less than full replacement cost; in addition Borrower will maintain reasonably acceptable Liability Insurance and shall provide a true and complete copy(s) of the said insurance policy(s) to Lender with acceptable evidence of the prepayment of the applicable premium(s) for a period of one (1) year.

7.10    Borrower will include in each and every lease which affects or relates to the premises subject to the Mortgage, including but not limited to the lease identified in the Absolute Assignment of Leases and Rents, a clause reasonably acceptable to Lender by which both the Borrower (Landlord) and the Tenant acknowledge and agree that the lease is subject and subordinate to the rights of Lender pursuant to the terms of the Consolidated Mortgage, the Absolute Assignment of Leases and Rents and the Security Agreement, and shall deliver a true and complete copy of each and every such lease for Lender’s review upon request by Lender.

7.11    Borrower will promptly deliver to Lender such additional assignments or other instruments requested by Lender which when executed and delivered will assign to Lender all of the right, title and interest to the leases, rents, issues, and profits of the premises covered by the Mortgage as further security for the payment of the loan. The said assignments or other instruments shall grant Lender absolute ownership of the leases, rents, issues, and profits of the premises covered by the Consolidated Mortgage.

Section 8.               CONDITIONS OF LENDING.

8.1       The obligation of Lender to make the Loan is, in addition to the conditions specified in 8.2 of this Agreement and the conditions specified in the Loan Commitment Letter, subject to the conditions precedent that the Lender will have received all of the following documents or instruments, each duly executed and dated the same date as the Loan, in form and substance satisfactory to Lender: (a) Note. The New Note and Consolidated Note specified in §4. (b) Mortgage. The New Mortgage and the Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement specified in §5. (c) Absolute Assignment of Leases and Rents. The Assignment specified in §5. (d) Security Agreement. The Security Agreement(s) specified in §5. (e) Hazard Insurance. Evidence of insurance coverage specified in §5. (f) Liability Insurance. Evidence of insurance coverage specified in §5. (g) Title Insurance. Borrower shall provide a Mortgage Title Insurance Policy in an amount of coverage equal to the amount of the Existing Mortgage and New Mortgage as consolidated by the Consolidated Mortgage in form and substance reasonably acceptable to Lender (i) Other. Such other documents or instruments as Lender may reasonably require.

8.2       The obligation of the Lender to make the Loan is subject to the following further conditions precedent: (a) No Event of Default has occurred and is continuing. (b) The warranties contained in §6 are true and correct as of the date of Closing, with the same effect as though made on the date of Closing.

Section 9.                EVENTS OF DEFAULT.

9.1      Each of the following shall constitute an Event of Default under this Agreement: (a) A default in the payment when due, subject to any applicable grace period, of any principal or interest pursuant to the terms of the Consolidated Note. (b) A failure to pay when due, subject to any applicable grace period, any other indebtedness, whether for borrowed money or as a result of a guarantee, of the Borrower, or a default in the performance or observance of any obligation or condition with respect to any such other indebtedness if the effect of the default is to accelerate the maturity of the indebtedness to become due and payable prior to its expressed maturity. (c) A default in the payment when due, or in the performance or observance of any material obligation or condition agreed to by the Borrower, with respect to any material purchase or lease of goods or services which remains uncured after fifteen (15) days prior written notice by Lender to cure, unless the existence of the default is being contested by the Borrower in good faith and by appropriate proceedings. (d) The insolvency of the Borrower or Guarantor, an adjudication of bankruptcy or insolvency, or a general assignment for the benefit of creditors; or the institution by or against the Borrower or Guarantor of any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law or any dissolution or liquidation proceeding which if instituted against the Borrower or a Guarantor is consented to or acquiesced in by the Borrower or the Guarantor or remains undismissed for thirty (30) days. (e) The failure of Borrower or a Guarantor to comply with or perform any provision of this Agreement not constituting an Event of Default under any of the other provisions of this section and the continuation of this failure for fifteen (15) days after notice thereof to the Borrower or Guarantor from the Lender. (f) The occurrence of an event of default under the Consolidated Note, the Existing Mortgage, the New Mortgage, the Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement, the Absolute Assignment of Leases and Rents, or the Security Agreement. (g) The making by the Borrower or a Guarantor in this Agreement, the Consolidated Note, the Existing Mortgage, the New Mortgage, the Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement, the Absolute Assignment of Leases and Rents, or the Security Agreement, of any warranty that is breached or is false or misleading in any material respect, or the furnishing by the Borrower to the Lender of any certificate, Financial Statement, report, notice, or other writing that is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified. (h) The cessation of existence or death of the Borrower or the cessation of the existence and/or the death of any Guarantor. (i) The failure of Borrower to continue operation of its business. G) Any change to the ownership structure, membership, or management of Borrower, or of any entity having direct or indirect control of Borrower; provided, however, that the foregoing shall not apply, and shall not constitute an event of Default, with respect to any transfer of direct or indirect interests in VictoryBase Holdings LLC or its affiliates which results in a change to the ownership structure, membership, or management of Borrower or of any entity having direct or indirect control of Borrower, so long as (1) VictoryBase Holdings LLC continues to be the managing member of Borrower, and (2) VictoryBase Corporation continues to be the managing member of VictoryBase Holdings LLC. (k) If there is a material adverse change in the financial or economic condition or prospects of the Borrower or any Guarantor hereunder.

9.2      Notwithstanding anything herein to the contrary, upon Lawler Realty LLC being paid its equity contribution in full by Borrower on or before five (5) years from the date of this Agreement, and provided that no material event of default has occurred and remains uncured under the Consolidated Note or any of the other Loan Papers as that term is defined herein, Lawler Realty LLC may be removed as a member of Borrower.

Section 10.                    EFFECT OF AN EVENT OF DEFAULT

10.l     If an Event of Default shall occur, Lender may at its election, do any one or more of the following: (a) Declare the outstanding principal balance and all accrued interest under the Consolidated Note and any other note and any and all expenses or fees incurred by Lender under this Agreement immediately due and payable, without notice of any kind except as set forth herein, whereupon all the said principal, interest, expenses, and fees shall be due and payable. (b) Reduce any claim to judgment. (c) Foreclose on any mortgage or security interest given by Borrower. (d) Exercise any and all rights afforded by the Assignment. (e) Exercise any and all rights afforded by the Laws of the State of New York or any other jurisdiction.

10.2     The acceptance by Lender at any time or from time to time of part payment on the obligation shall not be deemed to be a waiver of any default then existing. No waiver by Lender of any default shall be deemed to be a waiver of any other then existing or subsequent default. No delay or omission by Lender in exercising any right under the Loan Papers shall impair such right or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or the exercise of any other right under the Loan Papers.

10.3    Any sum spent by Lender pursuant to the exercise of any right provided herein shall become part of the obligation of Borrower, and shall bear interest at the same rate as the Consolidated Note from the date spent until the date repaid by Borrower.

Section 11.                    GENERAL.

11.1    No delay on the part of Lender in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude other or further exercise thereof or the exercise of any other right, power, or remedy.

11.2    This Agreement, the Loan Commitment Letter and the attached Exhibits embody the entire agreement between the parties, supersede all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed by Borrower and Lender, and supplemented only by documents or instruments delivered or to be delivered in accordance with the express terms of this Agreement, the Loan Commitment Letter, and the attached Exhibits.

11.3     All covenants, agreements, undertakings, representations, and warranties made in this Agreement and in any of the Loan Papers shall survive the closing of the Loan.

11.4     Any notice under this Agreement to the Borrower or the Lender shall be in writing and, if by personal service, shall be deemed to have been given when personally served, if by overnight delivery service, shall be deemed to have been given upon delivery, and if mailed, shall be deemed to have been given five (5) days after the date sent by first class mail, postage prepaid, and addressed to the Borrower or the Lender at their respective addresses as set forth in this Agreement. Notices will be given at such other addresses as a party may reasonably designate by written notice received by the other parties to this Agreement. The addresses of the parties for the giving of any notice under this Agreement are as follows:

(a) Lender:	Watertown Savings Bank 111 Clinton Street
Watertown, NY 13601 Attn: President

With a copy to:	Peter L. Walton, Esq. Kendall, Walton & Burrows
120 Washington Street, Suite 500A Watertown, New York 13601

(b) Borrower:	VictoryBase NYl, LLC
550 Reserve Street, Suite 190
Southlake, Texas 76092

Guarantor:	Thomas Paquin 1812 Firenze Street
Keller, Texas 76262

Corry J. Lawler
206 Ambrose Street
Sackets Harbor, New York 13685

VictoryBase Holdings LLC 550 Reserve Street, Suite 190
Southlake, Texas 76092

Lawler Realty LLC 206 Ambrose Street
Sackets Harbor, New York 13685

With a copy to:	John Moore, Esq. (attorney for VictoryBase NYl, LLC) Winstead PC
500 Winstead Building 2728 N. Harwood Street Dallas, Texas 75201

Heather Sunser, Esq. (attorney for Lawler) Barclay Damon LLP
Barclay Damon Tower 125 East Jefferson Street
Syracuse, New York 13202

11.5    The Borrower and the Guarantor agree to pay on demand all out-of-pocket costs and expenses of Lender, including the reasonable fees and out-of-pocket expenses of counsel for the Lender, in connection with the preparation, execution, delivery, and administration of this Agreement, and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, and all out-of-pocket costs and expenses, including reasonable attorneys’ fees and legal expenses, incurred by Lender in connection with the enforcement (including foreclosure of any mortgage or security interest) of this Agreement, the Consolidated Note, the Existing Mortgage, the New Mortgage, the Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement, the Absolute Assignment of Leases and Rents, the Security Agreement, the Guaranty or any other instruments or documents, or any collateral security. Tn addition, Borrower agrees to pay, and hold Lender harmless from all liability for any stamp or other taxes that may be payable in connection with the execution or delivery of this Agreement, the borrowing hereunder, the issuance of the Consolidated Note or any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection with this Agreement, or the recording of the New Mortgage or Consolidated Mortgage or the Financing Statements or any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection with this Agreement. All obligations provided for in this paragraph shall survive any termination of this Agreement.

11.6     The Borrower and the Guarantor have executed this Agreement to acknowledge Borrower’s and Guarantor’s agreement to be bound by all terms, covenants, and conditions applicable to or binding upon Borrower or the Guarantor under this Agreement and agree to execute or re-execute such documents or instruments, during the term of this Loan, as are necessary to carry out this Agreement. Borrower and Guarantor shall, at any time and from time to time after the Closing, upon the reasonable request of Lender, do, execute, re-execute, acknowledge and deliver, or cause to be done, executed, re-executed, acknowledged and delivered, all such further acts, instruments or documents as may reasonably be required to carry out this Agreement, the Loan Commitment Letter, or the attached Exhibits. The Borrower’s or Guarantor’s failure to respond to Lender’s request under this paragraph and assist Lender as set forth herein within ten (10) days of the request shall constitute an Event of Default under this Agreement.

11.7     This Agreement and the Loan Papers are being executed and delivered, and are intended to be perfonned, in the State ofN ew York, and the laws of such state shall govern the construction, validity, enforcement, and interpretation of this Agreement and the Loan Papers, except to the extent Federal laws otherwise govern this Agreement and the Loan Papers.

11.8     The headings of the Sections of this Agreement are inserted for convenience only and will not be deemed to affect the construction of this Agreement.

11.9     This Agreement shall be binding upon and inure to the benefit of Borrower and Guarantor, and their respective successors, assigns and distributees.

11.10   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes and all of which shall constitute collectively a single agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

11.11  WAIVER OF JURY TRIAL. Any right to a trial by jury is hereby waived in any action or proceeding in connection with this instrument, the obligations, all matters contemplated hereby and documents executed in connection herewith, and it is agreed not to consolidate any such action with any other action in which a jury trial can be had.

11.12  Any legal action by any party against another relating in any way to this instrument, or the indebtedness, or any relationship between or conduct by the parties, whether at law or in equity, shall be commenced in the Supreme Court of the State of New York in and for Jefferson County, New York, or in such other court of competent jurisdiction as may be chosen by the Lender.

EXECUTED as of the day and year first above written.

BORROWER:

VICTORYBASE NY1, LLC,
a Texas limited liability company

By:	VictoryBase Holdings LLC,
a Texas limited liability company,
its managing member

By:	VictoryBase Corporation, a Delaware corporation, its managing member

By:
Name: Thomas Paquin
Title: Authorized Signatory

INDIVIDUAL GUARANTOR:

Corry J. Lawler, Individually

Commercial Loan Agreement - Signature Page

COMPANY GUARANTOR:

VICTORYBASE HOLDINGS LLC
a Texas limited liability company

By:	VictoryBase Corporation, a Delaware corporation, its managing member

By:
Name: Thomas Paquin
Title: Authorized Signatory

LAWLER REALTY LLC

By: Legacy Holdings of NNY, LLC

By: Corry J. Lawler, Member

Commercial Loan Agreement - Signature Page

INDEX OF EXHIBITS

EXHIBIT
Commitment Letter	1
New Note	2
Consolidated Note	3
New Mortgage	4
Mortgage Assumption, Modification, Consolidation, Extension and Spreader Agreement	5
Absolute Assignment of Leases and Rents	6
Security Agreement	7
Guaranty	8